Exhibit 99.1

For Immediate Release
August 3, 2021

TCG BDC, Inc. Announces Second Quarter 2021 Financial Results and Declares Third Quarter 2021 Base Dividend of $0.32 Per Common Share and Supplemental Dividend of $0.06 per Common Share

New York - TCG BDC, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “TCG BDC” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its second quarter ended June 30, 2021.

Linda Pace, TCG BDC’s Chief Executive Officer said, "Our second quarter results again demonstrate the continued strong performance of our portfolio through the COVID cycle. In today's robust transaction environment there are ample attractive investments, while fundamental credit performance in the existing portfolio is strong We are pleased with both our income generation and credit positioning, and confident in our ability to deliver against our objective of sustainable income generation.”

Selected Financial Highlights

(dollar amounts in thousands, except per share data)	June 30, 2021	March 31, 2021
Total investments, at fair value	$1,872,311	$1,841,634
Total assets	1,962,166	1,904,087
Total debt	1,001,234	945,475
Total net assets	$924,831	$910,520
Net assets per common share	$16.14	$15.70

	For the three month periods ended
	June 30, 2021	March 31, 2021
Total investment income	$42,656	$40,848
Net investment income (loss)	21,637	20,679
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	21,231	15,225
Net increase (decrease) in net assets resulting from operations	$42,868	$35,904

Per weighted-average common share—Basic:
Net investment income (loss), net of preferred dividend	$0.38	$0.36
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	0.39	0.29
Net increase (decrease) in net assets resulting from operations attributable to common stockholders	$0.77	$0.65
Weighted-average shares of common stock outstanding—Basic	54,537,840	55,039,010
Base dividends declared per common share	$0.32	$0.32
Supplemental dividends declared per common share	$0.04	$0.05

Page | 1

Second Quarter 2021 Highlights
(dollar amounts in thousands, except per share data)
•Net investment income, net of the preferred dividend, for the three month period ended June 30, 2021 was $20,762, or $0.38 per common share, as compared to $19,804, or $0.36 per common share, for the three month period ended March 31, 2021.
•Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities for the three month period ended June 30, 2021 was $21,231, or $0.39 per share, as compared to $15,225, or $0.29 per share, for the three month period ended March 31, 2021.
•Net increase (decrease) in net assets resulting from operations attributable to common stockholders for the three month period ended June 30, 2021 was $41,993, or $0.77 per common share, as compared to $35,029, or $0.65 per share, for the three month period ended March 31, 2021.
•During the three month period ended June 30, 2021, the Company repurchased and extinguished 0.6 million shares of the Company's common stock pursuant to the Company’s previously announced $150 million stock repurchase program at an average cost of $13.62 per share, or $8.2 million in the aggregate, resulting in accretion to net assets per share of $0.02. As of June 30, 2021, there was $39.4 million remaining under the stock repurchase program.
•On August 2, 2021, the Board of Directors declared a base quarterly common dividend of $0.32 plus a supplemental common dividend of $0.06, which are payable on October 15, 2021 to common stockholders of record on September 30, 2021.

Portfolio and Investment Activity
(dollar amounts in thousands, except per share data, unless otherwise noted)

As of June 30, 2021, the fair value of our investments was approximately $1,872,311, comprised of 161 investments in 118 portfolio companies/investment fund across 27 industries. This compares to the Company’s portfolio as of March 31, 2021, as of which date the fair value of our investments was approximately $1,841,634, comprised of 164 investments in 119 portfolio companies/investment fund across 27 industries.
As of June 30, 2021 and March 31, 2021, investments consisted of the following:

	June 30, 2021		March 31, 2021
Type—% of Fair Value	Fair Value	% of Fair Value	Fair Value	% of Fair Value
First Lien Debt	$1,246,018	66.5%	$1,226,653	66.6%
Second Lien Debt	313,130	16.7	299,322	16.3
Equity Investments	53,379	2.9	35,030	1.9
Investment Funds	259,784	13.9	280,629	15.2
Total	$1,872,311	100.0%	$1,841,634	100.0%
The following table shows our investment activity for the three month period ended June 30, 2021:

	Funded		Sold/Repaid
Principal amount of investments:	Amount	% of Total	Amount	% of Total
First Lien Debt	$183,647	85.2%	$(172,259)	85.0%
Second Lien Debt	12,378	5.8	(5,865)	2.9
Equity Investments	19,401	9.0	(1,500)	0.7
Investment Funds	—	—	(23,000)	11.4
Total	$215,426	100.0%	$(202,624)	100.0%
Overall, total investments at fair value increased by 1.7%, or $30,677, during the three month period ended June 30, 2021 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation).

As of June 30, 2021, the total weighted average yield for our first and second lien debt investments on an amortized cost basis was 7.73%, which includes the effect of accretion of discounts and amortization of premiums and are based on interest rates as of June 30, 2021. As of June 30, 2021, on a fair value basis, approximately 0.9% of our debt investments bear interest at a fixed
Page | 2

rate and approximately 99.1% of our debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.

The Company has investments in two credit funds, Middle Market Credit Fund, LLC (“Credit Fund”) and Middle Market Credit Fund II, LLC (“Credit Fund II”), which represented 13.9% of the Company's total investments at fair value.

Total investments at fair value held by Credit Fund, which is not consolidated with the Company, increased by 11.6%, or $113,981, during the three month period ended June 30, 2021 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation). As of June 30, 2021, Credit Fund had total investments at fair value of $1,097,258, which comprised 97.8% of first lien senior secured loans and 2.2% of second lien senior secured loans at fair value. As of June 30, 2021, on a fair value basis, approximately 2.4% of Credit Fund's debt investments bear interest at a fixed rate and approximately 97.6% of Credit Fund’s debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.
As of June 30, 2021, total investments at fair value held by Credit Fund II, which is not consolidated with the Company, decreased by (1.5)%, or $(3,821), during the three month period ended June 30, 2021 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation). As of June 30, 2021, Credit Fund II had total investments at fair value of $244,554, which comprised 88.2% of first lien senior secured loans and 11.8% of second lien senior secured loans at fair value. As of June 30, 2021, on a fair value basis, approximately 1.0% of Credit Fund II’s debt investments bear interest at a fixed rate and approximately 99.0% of Credit Fund II’s debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.
As part of the monitoring process, our Investment Adviser has developed risk policies pursuant to which it regularly assesses the risk profile of each of our debt investments and rates each of them based on the following categories, which we refer to as “Internal Risk Ratings”. Key drivers of internal risk ratings include financial metrics, financial covenants, liquidity and enterprise value coverage.
Internal Risk Ratings Definitions

Rating	Definition
1	Borrower is operating above expectations, and the trends and risk factors are generally favorable.

2	Borrower is operating generally as expected or at an acceptable level of performance. The level of risk to our initial cost bases is similar to the risk to our initial cost basis at the time of origination. This is the initial risk rating assigned to all new borrowers.

3	Borrower is operating below expectations and level of risk to our cost basis has increased since the time of origination. The borrower may be out of compliance with debt covenants. Payments are generally current although there may be higher risk of payment default.

4	Borrower is operating materially below expectations and the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due, but generally not by more than 120 days. It is anticipated that we may not recoup our initial cost basis and may realize a loss of our initial cost basis upon exit.

5	Borrower is operating substantially below expectations and the loan’s risk has increased substantially since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. It is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit.
Page | 3

Our Investment Adviser monitors and, when appropriate, changes the investment ratings assigned to each debt investment in our portfolio. Our Investment Adviser reviews our investment ratings in connection with our quarterly valuation process. The following table summarizes the Internal Risk Ratings of our debt portfolio as of June 30, 2021 and March 31, 2021:

	June 30, 2021		March 31, 2021
	Fair Value	% of Fair Value	Fair Value	% of Fair Value
(dollar amounts in millions)
Internal Risk Rating 1	$6.0	0.4%	$19.1	1.3%
Internal Risk Rating 2	1,157.7	74.2	1,097.9	71.9
Internal Risk Rating 3	333.7	21.4	324.9	21.3
Internal Risk Rating 4	26.5	1.7	49.6	3.2
Internal Risk Rating 5	35.2	2.3	34.5	2.3
Total	$1,559.1	100.0%	$1,526.0	100.0%
As of June 30, 2021 and March 31, 2021, the weighted average Internal Risk Rating of our debt investment portfolio was 2.3 and 2.3, respectively.

Consolidated Results of Operations
(dollar amounts in thousands, except per share data)
Total investment income for the three month periods ended June 30, 2021 and March 31, 2021 was $42,656 and $40,848, respectively. This $1,808 net increase was primarily due to higher core interest income from a higher average investment balance, as well as higher amendment and underwriting fees in the quarter.

Total expenses for the three month periods ended June 30, 2021 and March 31, 2021 were $21,019 and $20,169, respectively. This $850 net increase during the three month period ended June 30, 2021 was mainly due to an increase in the management fee, incentive fee, and professional fee expense in the three month period ended June 30, 2021.

During the three month period ended June 30, 2021, the Company recorded a net realized and unrealized gain on investments of $21,233. This was driven by improving credit fundamentals and tightening market yields, resulting in increases in fair value.

Liquidity and Capital Resources
(dollar amounts in thousands, except per share data)

As of June 30, 2021, the Company had cash, cash equivalents and restricted cash of $59,404, notes payable and senior unsecured notes (before debt issuance costs) of $449,200 and $190,000, respectively, and secured borrowings outstanding of $365,060. As of June 30, 2021, the Company had $322,940 of remaining unfunded commitments and $322,878 available for additional borrowings under its revolving credit facilities, subject to leverage and borrowing base restrictions.

Dividends

On August 2, 2021, the Board of Directors declared a base quarterly common dividend of $0.32 plus a supplemental common dividend of $0.06, which are payable on October 15, 2021 to common stockholders of record on September 30, 2021.
On June 30, 2021, the Company declared and paid a cash dividend on the Preferred Stock for the period from April 1, 2021 to June 30, 2021 in the amount of $0.438 per Preferred Share to the holder of record on June 30, 2021.
Conference Call

The Company will host a conference call at 11:00 a.m. EDT on Wednesday, August 4, 2021 to discuss these quarterly financial results. The call and webcast will be available on the TCG BDC website at tcgbdc.com. The call may be accessed by dialing +1 (866) 394-4623 (U.S.) or +1 (409) 350-3158 (international) and referencing “TCG BDC Financial Results Call.” The conference call will be webcast simultaneously via a link on TCG BDC’s website and an archived replay of the webcast also will be available on the website soon after the live call for 21 days.
Page | 4

TCG BDC, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollar amounts in thousands, except per share data)

	June 30, 2021	March 31, 2021
	(unaudited)
ASSETS
Investments, at fair value
Investments—non-controlled/non-affiliated, at fair value (amortized cost of $1,609,860 and $1,575,395, respectively)	$1,579,256	$1,528,400
Investments—non-controlled/affiliated, at fair value (amortized cost of $38,417 and $38,395, respectively)	28,562	27,650
Investments—controlled/affiliated, at fair value (amortized cost of $288,051 and $311,202, respectively)	264,493	285,584
Total investments, at fair value (amortized cost of $1,936,328 and $1,924,992, respectively)	1,872,311	1,841,634
Cash, cash equivalents and restricted cash	59,404	35,493
Receivable for investment sold/repaid	5,769	1,192
Deferred financing costs	3,386	3,502
Interest receivable from non-controlled/non-affiliated investments	11,388	12,948
Interest receivable from non-controlled/affiliated investments	578	580
Interest and dividend receivable from controlled/affiliated investments	7,961	7,925
Prepaid expenses and other assets	1,369	813
Total assets	$1,962,166	$1,904,087
LIABILITIES
Secured borrowings	$365,060	$309,397
2015-1R Notes payable, net of unamortized debt issuance costs of $2,541 and $2,602, respectively	446,659	446,598
Senior Notes, net of unamortized debt issuance costs of $485 and $520, respectively)	189,515	189,480
Payable for investments purchased	875	12,818
Interest and credit facility fees payable	2,463	2,427
Dividend payable	19,502	20,280
Base management and incentive fees payable	11,391	11,047
Administrative service fees payable	373	202
Other accrued expenses and liabilities	1,497	1,318
Total liabilities	1,037,335	993,567

NET ASSETS
Cumulative convertible preferred stock, $0.01 par value; 2,000,0000 shares authorized; 2,000,000 shares issued and outstanding as of June 30, 2021 and March 31, 2021	50,000	50,000
Common stock, $0.01 par value; 198,000,000 shares authorized; 54,210,315 and 54,809,262 shares issued and outstanding at June 30, 2021 and March 31, 2021, respectively	542	548
Paid-in capital in excess of par value	1,067,720	1,075,871
Offering costs	(1,633)	(1,633)
Total distributable earnings (loss)	(191,798)	(214,266)
Total net assets	$924,831	$910,520
NET ASSETS PER COMMON SHARE	$16.14	$15.70
Page | 5

TCG BDC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands, except per share data)
(unaudited)

	For the three month periods ended
	June 30, 2021	March 31, 2021
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$32,661	$31,756
Other income	2,401	1,467
Total investment income from non-controlled/non-affiliated investments	35,062	33,223
From non-controlled/affiliated investments:
Interest income	45	38
Other income	3	3
Total investment income from non-controlled/affiliated investments	48	41
From controlled/affiliated investments:
Interest income	55	56
Dividend income	7,488	7,528
Other income	3	—
Total investment income from controlled/affiliated investments	7,546	7,584
Total investment income	42,656	40,848
Expenses:
Base management fees	6,991	6,800
Incentive fees	4,420	4,257
Professional fees	917	691
Administrative service fees	375	282
Interest expense	7,055	6,975
Credit facility fees	505	519
Directors’ fees and expenses	150	116
Other general and administrative	467	405
Total expenses	20,880	20,045
Net investment income (loss) before taxes	21,776	20,803
Excise tax expense	139	124
Net investment income (loss)	21,637	20,679
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	1,944	1,672
Controlled/affiliated investments	1	1
Currency gains (losses) on non-investment assets and liabilities	(56)	(82)
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliated	16,338	17,916
Non-controlled/affiliated	890	646
Controlled/affiliated	2,060	(4,703)
Net change in unrealized currency gains (losses) on non-investment assets and liabilities	54	(225)
Net realized and unrealized gain (loss) on investments and non-investment assets and liabilities	21,231	15,225
Net increase (decrease) in net assets resulting from operations	42,868	35,904
Preferred stock dividend	875	875
Net increase (decrease) in net assets resulting from operations attributable to Common Stockholders	$41,993	$35,029
Basic and diluted earnings per common share:
Basic	$0.77	$0.65
Diluted	$0.72	$0.60
Weighted-average shares of common stock outstanding:
Basic	54,537,840	55,039,010
Diluted	59,805,142	60,306,312
Page | 6

About TCG BDC, Inc.

TCG BDC is an externally managed specialty finance company focused on lending to middle-market companies. TCG BDC is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through June 30, 2021, TCG BDC has invested approximately $6.6 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. TCG BDC’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. TCG BDC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: tcgbdc.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
L. Allison Rudary	Brittany Berliner
+1-212-813-4756 allison.rudary@carlyle.com	+1-212-813-4839 brittany.berliner@carlyle.com
Page | 7